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                                                                     Exhibit 4.3

                    CONSULTING AND NON-COMPETITION AGREEMENT
                    ----------------------------------------


                  This Consulting and Non-Competition Agreement, made and

entered into this 31st day of August, 1998, by and between Second Bancorp

Incorporated (the "Company"), and James R. Izant ("Consultant");

                                   WITNESSETH:

                  WHEREAS, the Company is a bank holding company operating in Ohio and Western Pennsylvania; and

                  WHEREAS, Consultant has extensive business contacts, experience and expertise as an executive officer and director in the financial institution industry; and

                  WHEREAS, the Company and Consultant desire that Consultant assist in certain activities of the Company as described herein if and when the Company and Trumbull Financial Corporation merge; and

                  WHEREAS, Consultant, by reason of his extensive business contacts, experience and expertise, would be able to compete with the Company and its affiliates, thereby materially harming their business; and

                  WHEREAS, the parties desire to provide that Consultant will not compete with the business of the Company and its affiliates as set forth herein in accordance with the terms and conditions hereinafter set forth;

                  NOW, THEREFORE, in consideration of the premises and of the mutual covenants contained herein, Consultant and the Company hereby agree as follows, intending to be legally bound:

                  I. CONSULTING SERVICES. The Company shall engage Consultant to provide services and advice to the Company's business and to promote the best interests of the Company during the Term of this Agreement (as defined below). Consultant shall perform his duties hereunder faithfully, to the best of his ability, realistically gauged to conform with the time limitations governing the consulting services to be provided by the Consultant and in the furtherance of the best interests of the Company in conformity with the policies of the Company and under and subject to such direction, instruction, and oversight as the Chairman of the Board of



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Directors of the Company (the "Chairman") may reasonably issue in furtherance of the business objectives of the Company from time to time. Specifically, Consultant shall:

                  A. Serve on the Board of Directors of Second Bancorp Incorporated so long as he shall be nominated by the Board and elected as a director by the shareholders. So long as Consultant is not in breach of this Agreement and acts in conformity to his fiduciary obligations as a Director, the Company shall exercise its reasonable best efforts to have the Consultant nominated by the Board and elected as a Director by the Shareholders during the Term of this Agreement;


                  B. Advise the Company regarding conversion issues in connection with the merger of Trumbull Savings and Loan Association ("Trumbull") into Second National Bank of Warren (the "Bank"), thrift financial institutions practices and procedures, consolidation issues related to the merger and business development;

                  C. Assist in the preservation of customer relations with the Company and the attraction of new customers to the Company;

                  D. Assist the Company in attracting and retaining high quality employees;

                  E. Provide general consulting services on the request of the Chairman for up to forty-five (45) hours per month.

         II.      NON-COMPETITION.

                  A. During the Term of this Agreement, Consultant shall not become a shareholder, employee, officer, director, partner, lender, investor, advisor, agent, consultant or (whether or not being compensated in any way in any such capacity) otherwise engaged directly or indirectly in any Banking or Financial Industry Business in which the Company is engaged at the time or to which the Company has devoted resources for possible participation, within the State of Ohio, in the area of the Commonwealth of Pennsylvania west of a north/south line through the center of Kittaning, Pennsylvania, or in the area of the State of West



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Virginia north and west of a line connecting the cities of Morgantown, and
Charleston in West Virginia, such line extending to the borders of West Virginia (the "Trade Area"). For purposes of this Agreement, Banking or Financial Industry Business shall mean engaging in or rendering services as a bank, savings association, holding company, mortgage company, finance company, loan company, brokerage company, insurance agency of Company or other financial institution or business which is in competition with the Company (or its subsidiaries or affiliates or their successors or assigns) and which bank, savings association, holding company, mortgage company, finance company, loan company, financial institution, brokerage company, insurance agency or company or other business has a main office, branch office, loan production office or which otherwise solicits business directly or indirectly within the Trade Area. Notwithstanding the foregoing, nothing herein contained shall prevent Consultant from purchasing and holding for investment less than 3% of the securities of any publicly-held corporation which is in direct or indirect competition with the Company, the shares of which are regularly traded on a national securities exchange. Consultant shall remove himself from any meeting involving any consideration by the Board of Directors of any activity in the event Consultant has a conflict of interest. Further, Consultant shall not:


                           1. Request or advise any customer, client, or other
person, firm, partnership, association, corporation or business organization, entity or enterprise having business dealings with the Bank or its affiliates or the business of the Bank to withdraw, curtail or cancel such business or such business dealings; or

                           2. Induce or attempt to influence any employee of the
Company or any of its subsidiaries or affiliates to terminate the employee's employment.

                  B. To ensure the greatest likelihood of enforceability of the covenant not to compete in this section (the "Covenant"), the parties agree that
(i) the duration and area for which the Covenant is to be effective are reasonable; (ii) if any court determines that the time period or the area, or both of them, are unreasonable and that the Covenant is to that extent unenforceable, then the Covenant shall remain in full force



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and effect for the greatest time period and in the greatest area that would not render it unenforceable; and (iii) the Covenant shall be deemed to be a series of separate covenants, one for each and every county in the Trade Area.

         III.     CONFIDENTIALITY.

                  A. Consultant agrees and acknowledges that the results and proceeds of his consultation services, and any data, ideas, plans or other information disclosed directly or indirectly to him by the Company or its affiliates in the course of his engagement with the Company and in the course of providing the consulting services hereunder shall be considered confidential and proprietary information of the Company. During the Term of this Agreement and thereafter, Consultant agrees to maintain such confidential and proprietary information in confidence, in the absence of written authority to the contrary by the Company. The foregoing obligation to maintain information in confidence shall not apply to any information which is or becomes part of the public domain, other than by or through the actions of Consultant. Upon the termination of this Agreement, Consultant shall deliver to the Company all documents, information, drawings, blueprints, reports, manuals, letters, notes, notebooks, and all copies of the foregoing, and all other materials of a secret or confidential nature relating to the Company's business which are in the possession or in the control of Consultant. By way of example and not limitation, Consultant shall not:

                           1. Disclose to any person, firm, partnership,
association, corporation or business organization, entity or enterprise, any confidential information, including the names of customers or clients of, or other persons, firms, partnerships, associations, corporations or business organization, entities or enterprises having business dealings with the Company; or

                           2. Disclose to any competitor, or potential
competitor of the Company or its affiliates or the business of the Company or its affiliates, any trade secrets or confidential information of any kind relating to or developed in the course of such business or the development or sale of the products or services thereof.


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                  B. By way of example and not limitation, "confidential
information" shall include matters of a technical nature such as "know-how", innovations, research projects, methods; matters of a business nature, such as information about costs, prices, profits, markets, marketing, sales, customers, suppliers, business processes, computer programs, accounting methods or data, information systems, business or financial plans and reports, employee compensation, personnel and any other information of a similar nature; and trade secrets and confidential matter or information as defined by the statutory and common law of Ohio or federal legislation and regulations.

                  C. Consultant agrees not to use confidential information for Consultant's own benefit, in violation of federal or Ohio securities laws or otherwise, or to divulge, disclose or communicate any confidential information to any person or entity, in violation of federal or Ohio securities laws or otherwise, except that Consultant may communicate confidential information to other employees, representatives or agents of the Company or any of its affiliates having a need to know such confidential information, and then only to the extent necessary for those employees, representatives or agents to perform their employment or agency responsibilities to the Company.

         IV.      COMPENSATION.

                  A. In consideration for the obligations of Consultant set forth in this Agreement, Company shall pay Consultant (i) a non-compete fee in the aggregate amount of $90,000 of which $45,000 shall be payable on the first day of the Term of this Agreement and $45,000 shall be payable on the first anniversary of the first day of the Term of this Agreement, and (ii) consulting fees in the amount of $3,750 per month for 24 consecutive months, the first such consulting fee payment to be due and payable on the first day of the Term of this Agreement and each subsequent payment to be due and payable on the same day of each succeeding month. In the event the Company determines in good faith that Consultant is in breach of this Agreement, the Company may suspend payments to the Consultant under this Agreement only upon failure of Consultant to cure such breach



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within 10 days of the receipt of written notice of the breach of this Agreement.
If, prior to termination of this Agreement under Section 5, Consultant cures such breach, including by being reasonably available to render previously unserved consultant services upon the request of the Company, then the Company shall resume payment and make up past payments. The obligation of the Company to pay the Consultant the non-compete fee described in Section 4(a)(i) above shall survive and shall in no event be impacted by the death or total or partial disability of the Consultant.


                  B. In performing the consulting services required in accordance with this Agreement, Consultant shall be reimbursed his actual and reasonable documented expenses incurred in performing such services against presentation of receipts or invoices evidencing such expenses. The Company shall not be obligated to reimburse any expenses which have not been approved in advance which exceed expenses of a kind otherwise paid by the Company for its executive officers.

         V. TERM. The term of this Agreement ("Term") shall commence on the effective date of the merger of the Company and Trumbull Financial Corporation and shall continue for a period of two (2) years thereafter. Either party may terminate this Agreement in the event of a breach by the other party, by giving 60 days written notice of the breach and the intention to terminate to the breaching party if such breach is not cured within such 60 day period.

         VI. WAIVER. Failure to insist upon a strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver or relinquishment of any such term, covenant or condition, nor shall any such failure at any one time or more times be deemed a waiver or relinquishment at any other time or times of any right under the terms, covenants or conditions hereof.

         VII. BENEFITS OF AGREEMENT. This Agreement shall inure to the benefit of and be binding upon the Company, its successors and assigns. With the exception of the obligation upon the Consultant to provide consulting services which are personal unto the Consultant, this Agreement shall inure to the benefit of and be


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binding upon Consultant and Consultant's heirs, legatees, personal representatives, administrators, executors, successors and assigns.

         VIII. ASSIGNMENT. Neither the Company nor Consultant's rights and obligations under this Agreement may be assigned or otherwise transferred without the prior written consent of the other party; except that Company may assign its rights and obligations hereunder without the consent of the Consultant to any affiliate of the Company or to any successor of the Company by merger or similar transaction.

         IX. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Ohio.

         X. HEADINGS. The headings of the various sections of this Agreement have been inserted for convenience only. Interpretation hereof shall be based strictly upon the text without reference to such headings.

         XI. MODIFICATIONS. No modification hereof shall be effective unless the same shall be in writing duly executed by the party to be bound thereby.

         XII. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the matters set forth herein.

         XIII. EQUITABLE RELIEF. Consultant's obligations contained in this Agreement are of a special and unique character which gives them a peculiar value to the Company. The Company cannot be reasonably or adequately compensated in damages in an action at law in the event Consultant breaches such obligations. Consultant therefore expressly agrees that, in addition to any other rights or remedies which the Company may possess, the Company shall be entitled to injunctive and other equitable relief in the form of preliminary and permanent injunctions without bond or other security in the event of any actual or threatened breach of said obligations by Consultant.

         XIV. NOTICES. All notices, requests, demands, payments and other communications required or permitted to be given under this Agreement shall be given in writing and shall be deemed to have been given if


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delivered by hand, by express service or by certified mail, postage prepaid:

                  A.       If to Consultant, to:

                           James R. Izant
                           8755 Cardiff Lane, S.E.
                           Warren, OH  44484-3104

                           with a copy to:

                           David M. Hunter
                           Brouse & McDowell
                           500 First National Tower
                           Akron, OH  44308

                  B.       If to Company, to:

                           108 Main Avenue, S.W.
                           P.O. Box 1311
                           Warren, Ohio  44482
                           Attention:  Chairman

Any party to this Agreement may, by notice given in accordance with this section, designate a new address for notices and other communications to such party.

         XV. EXECUTION OF AGREEMENT. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be a duplicate original, but all counterparts taken together shall constitute duplicate originals of one and the same agreement.

         XVI. JURISDICTION AND VENUE. Any actions or proceedings instituted under this Agreement with respect to any matters arising under or related to this Agreement shall be brought and tried only in courts located in the State of Ohio. By entering into this Agreement, the Company and Consultant consent to the jurisdiction over their person in both federal and state court systems of Ohio and expressly waive any right to cause any such action or proceeding to be brought or tried elsewhere.



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         IN WITNESS WHEREOF, the Company and Consultant have executed this
Agreement to be effective as of the date set forth in the first paragraph above.

                                      SECOND BANCORP INCORPORATED



                                      By: /s/ Alan G. Brant
                                          --------------------------------------
                                           Alan G. Brant, Chairman and President

                                      /s/ James R. Izant
                                      ------------------------------------------
                                      James R. Izant




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